Exhibit 10.1

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of December 10, 2019, by and between John W. Swygert, Jr., an individual (“Employee”), and Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly-owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“Bargain Holdings”).

WHEREAS, the Company and the Employee are party to that certain employment agreement dated September 28, 2012, as amended July 15, 2015 and January 5, 2018 (collectively, the “Employment Agreement”);

WHEREAS, the Company has determined that it is in the best interests of the Company to amend the Employment Agreement to reflect the changes set forth herein; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Amendment to Employment Agreement.

a.          Section 2 of the Employment Agreement is amended and restated in its entirety to read as follows:

“Duties, etc.”  During the Term of Employment you will be the President and Chief Executive Officer of the Company. In this capacity, you will (i) have direct responsibility for overseeing all aspects of the day-to-day operations of the Company, and (ii) shall provide periodic financial and operational reports to the Board of Directors of Bargain Holdings (the “Board”). You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Board; provided, that such duties and responsibilities are consistent with the positions of President and Chief Executive Officer. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company Group (as defined in Section 6); provided, however, that the foregoing shall not restrict your engaging in civic, charitable and personal investment activities which do not materially affect your availability to any member of the Company Group during working time.

b.          The first sentence of Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“As compensation for all services provided by you during the Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at a rate of $750,000 per annum (the per annum amount in effect from time to time being referred to herein as the “Base Salary”).

c.          The last sentence of Section 3 of the Employment Agreement are amended and restated in its entirety to read as follows:

“The amount of Base Salary shall be re-evaluated annually by the Compensation Committee of the Board of Directors of the Company, or, if no such committee exists, the Board of Directors of the Company (the “Board”); provided, that the Base Salary may not be reduced to an amount below $750,000.”

d.          With respect to the first paragraph of Section 4 and the table immediately following such paragraph (i) the percentage referenced in subparagraph (a) shall be 100%, (ii) the percentage referenced in in subparagraph (c) shall be 200%, and (iii) the references to “Bonus Amount” in the chart immediately following the paragraph shall adjusted accordingly to that the bonus associated with Company EBITDA for fiscal year that is equal to or greater than Maximum EBITDA Threshold shall be 200% of Base Salary and the bonus associated with equal to Target EBTDA shall be 100% of Base Salary.

 e.          Section 5(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

(a) on or promptly following the Effective Date, you shall be granted a long term incentive equity award consisting of both stock options to purchase shares of Bargain Holdings and restricted stock units of Bargain Holdings (collectively, the “Grant”).  The Grant shall be issued pursuant to and shall be subject to the terms and conditions of the Bargain Holdings 2015 Equity Incentive Plan.

f.          With respect to Section 5, the first sentence of subparagraph (b) of Section 5 shall be deleted and replaced with the following:

“You will be eligible to receive six weeks, or (30) days of Paid Time Off (“PTO”) per year, pro-rated for partial years.”

Also with respect to Section 5, the 4th sentence shall be amended to read as follows:

“At your election the Company shall either: (i) pay you $12,000 per fiscal year, pro-rated for partial years, as an automobile allowance, or (ii)  you will be entitled to the use of a Company car on the basis currently available to the President & CEO, including the Company payment of fuel, the cost of insurance and maintenance and repair on such car.”

A new 5th sentence shall be inserted into the subparagraph which shall read as follows:

“You shall only be entitled to one of the two options described above, provided that until you make an affirmative election, the provision in Section 5(b)(i) shall be in force.”

2.	References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

3.
Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4.	Governing Law. This Amendment is made in Harrisburg, Pennsylvania, and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

5.	Amendment Effective Date. This Amendment shall be effective December 10, 2019.

6.
Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

OLLIE’S BARGAIN OUTLET, INC.

By: /s/ Jay Stasz
Name: Jay Stasz
Title: Chief Financial Officer

ACCEPTED AND AGREED:

/s/ John W. Swygert, Jr.
John W. Swygert, Jr.

[Signature Page to 2019 Amendment to Employment Agreement – Swygert]